Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the registration statements (No. 333-234309) and (No. 333-237384) on Form S-8 of BRP Group, Inc. of our report dated June 15, 2020, relating to the financial statements of Rosenthal Bros., Inc., which appear in the amendment to Form 8-K of BRP Group, Inc. dated June 15, 2020.

/s/ Dixon Hughes Goodman LLP

Tampa, Florida
June 15, 2020